UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2012 (May 14, 2012)

Adobe Systems Incorporated
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15175 (Commission File Number)	77-0019522 (I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pursuant to Instruction 2 to Item 5.02 of Form 8-K, Adobe Systems Incorporated (the “Company”) is filing this Amendment No. 1 to the Current Report on Form 8-K filed May 14, 2012 (the “Original 8-K”)  to provide information that was not determined or available at the time of the filing of the Original 8-K. The Original 8-K was filed to report the increase in the size of the Company’s Board of Directors (the “Board”) and the appointment of Amy Banse, Frank Calderoni and Laura Desmond (the “New Directors”) to the Board.  The Company is filing this amendment to provide additional information related to the appointment of Amy Banse to the Executive Compensation Committee, Frank Calderoni to the Audit Committee and Laura Desmond to the Nominating and Governance Committee of the Board.

Except for the foregoing, this Amendment No. 1 does not amend the Original 8-K in any way and does not modify or update any other disclosures contained in the Original 8-K. This Amendment No. 1 supplements and does not supersede the Original 8-K. Accordingly, this Amendment No. 1 should be read in conjunction with the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 28, 2012, the Board of Directors of the Company appointed Amy Banse to the Executive Compensation Committee, Frank Calderoni to the Audit Committee and Laura Desmond to the Nominating and Governance Committee of the Board.  Each of Ms. Banse, Mr. Calderoni and Ms. Desmond will receive compensation for his or her service on the respective committees of the Board in accordance with the information regarding the Company’s compensation programs for the members of its Board contained in the Company’s Definitive Proxy Statement filed on March 1, 2012. The New Directors were appointed to the Board on May 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: June 29, 2012	By:	/s/ Karen Cottle

Karen Cottle Senior Vice President, General Counsel and Corporate Secretary